Exhibit 4.16

                                 CRDENTIA CORP.
                          14114 DALLAS PKWY, SUITE 600
                               DALLAS, TEXAS 75254

                                 March 29, 2005


MedCap Partners L.P.
500 Third Street, Suite 535
San Francisco, CA 94107
Attn:  C. Fred Toney

Dear Mr. Toney:

      This letter agreement (this "Letter Agreement") reflects certain understandings by and between Crdentia Corp. (the "Company") and MedCap Partners L.P. ("MedCap") in connection with MedCap's exercise of warrants to purchase 108,334 shares of the Company's Series C Preferred Stock (the "Financing").

1. Attorney Fees. The Company hereby acknowledges and agrees that it will pay reasonable attorney's fees and expenses incurred by MedCap in connection with the Financing, including any such reasonable fees in connection with MedCap's filing of a Schedule 13D related to the Financing.

2.    Registration Rights.

      (a). The Company hereby acknowledges and agrees that it will, within thirty (30) days of the closing of the Financing (the "Closing") file a registration statement with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, covering the resale of all MedCap Shares (as defined below), and use its reasonable efforts to have such registration statement declared effective by the SEC within ninety (90) days of the Closing. For purposes of this Letter Agreement, "MedCap Shares" means (i) all shares of outstanding Common Stock of the Company held by MedCap immediately following the Closing (including the shares of Common Stock issued to MedCap pursuant to Section 3 of this Letter Agreement and the shares of Common Stock issued to MedCap in connection with the conversion of the Company's outstanding Series B Preferred Stock), and (ii) the Common Stock of the Company issued or issuable to MedCap pursuant to conversion of the Series C Preferred Stock of the Company held by MedCap immediately following the Closing and (iii) the Registrable Warrant Shares (as defined below). For purposes of this Letter Agreement, "Registrable Warrant Shares" shall mean shares of Common Stock of the Company issuable to MedCap pursuant to the conversion of Series B-1 or Series C Preferred Stock of the Company that may be acquired by MedCap upon the exercise of any outstanding warrant for shares of the Company's Series B-1 or Series C Preferred Stock held by MedCap immediately following the Closing; provided that, such shares of Common Stock are eligible to be registered for resale pursuant to the SEC registration statement form (e.g., Form S-2 or Form S-3) on which the Company decides to register


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                                                                    Exhibit 4.16

the MedCap Shares listed in items (i) and (ii) of the previous sentence at the time that the MedCap Shares listed in items (i) and (ii) are registered for resale.

      (b). The Company and MedCap agree that their respective obligations with respect to the registration to be effected pursuant to Section 2(a) of this Letter Agreement shall be identical, to the extent applicable, to those set forth in Sections 1.4, 1.5, 1.9, 1.12 and 1.13 (including any applicable defined terms that may be elsewhere defined) of that certain Amended and Restated Registration Rights Agreement dated August 31, 2004 by and between the Company, MedCap and the other investors listed on Schedule A thereto (the "Registration Rights Agreement"). Such sections of the Registration Rights Agreement are hereby incorporated herein by reference, to the extent applicable; provided that, the term "Holder" or "Holders" as used in such incorporated provisions shall mean MedCap. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to MedCap in excess of $15,000) incurred in connection with the registration set forth in this Section 2, including (without limitation) all federal or state registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Company, shall be borne by the Company. The Company shall pay up to an aggregate of $15,000 of MedCap's legal fees in connection with the registration. If MedCap at any time intends to distribute all or a part of the MedCap Shares covered by the registration statement filed pursuant to this
Section 2 by means of an underwriting, it shall so advise the Company and the Company and MedCap shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company and MedCap. The Company agrees to file any amendments or supplements to the registration statement in order to permit any underwritten offering.

      (c). Pursuant to Section 2.8 of the Registration Rights Agreement, the Company and MedCap hereby amend and restate Section 1.1(g) of the Registration Rights Agreement in its entirety as set forth on Exhibit A hereto. The granting to MedCap of the registration rights set forth in this Letter Agreement, shall not reduce the number of times that any of the parties to the Registration Rights Agreement shall have the right to require the Company to register any securities pursuant to the Registration Rights Agreement or otherwise affect any other rights that are granted pursuant to the Registration Rights Agreement.

3. Common Stock Issuance. In consideration for MedCap extending, through the Closing, the maturity of certain indebtedness owed by the Company, the Company agrees to issue to MedCap, 77,751 shares of Common Stock. Following the Closing, the Company shall promptly instruct its transfer agent to issue to MedCap a stock certificate representing such shares of Common Stock. The Company hereby represents and warrants that the payment for such shares of Common Stock shall be adequate consideration and such shares, when issued, will be fully paid and non-assessable.

4. Audit Committee Financial Expert. The Company agrees that it shall, in connection with the Closing, designate an audit committee financial expert (as such term is defined in the rules of the SEC).


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                                                                    Exhibit 4.16

5.    Miscellaneous
      -------------

      (a). This Letter Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

      (b). This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (c). This Letter Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

      (d). Except as expressly amended, restated or consented to in this Letter Agreement, the Registration Rights Agreement shall continue in full force and effect.

      (e). The consideration for the exercise of the warrants to purchase 108,334 shares of the Company's Series C Preferred Stock shall consist of cash in the amount of $5,034,998.90 (to be paid by wire transfer) and the termination of notes issued by the Company to MedCap with a principal outstanding amount of $1,450,000 and accrued interest of $15,041.10.

      (f). Notwithstanding any conversion of Series B-1 Preferred Stock into shares of Common Stock by the holders of the Series B-1 Preferred Stock in connection with the Financing, the warrant which MedCap holds that is convertible into 6,000 shares of Series B-1 Preferred Stock shall remain outstanding and after the Closing will continue to be exercisable for shares of Series B-1 Preferred Stock.

      (g). The Company represents and warrants that, in connection with the Closing, all of the outstanding shares of Series B and B-1 Preferred Stock of the Company will be converted into shares of the Company's Common Stock in accordance with the terms of the notice of meeting provided to the holders of Series B and Series B-1 Preferred Stock.



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                                                                    Exhibit 4.16

                                         Very truly yours,

                                          CRDENTIA CORP.

                                          By:   /s/ James D. Durham
                                                -------------------
                                                James D. Durham,
                                          Its:  Chief Executive Officer

ACKNOWLEDGED AND AGREED

MEDCAP PARTNERS L.P.
By:   MedCap Management & Research LLC
Its:  General Partner

      By:   /s/ C. Fred Toney
            -----------------
            C. Fred Toney
      Its:  Managing Member


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                                                                    Exhibit 4.16

                                    EXHIBIT A
                                    ---------
         "(g)    The term "Registrable Securities" means (i) the Common Stock of the Company (the "Common Stock") issued to the Investors listed on Schedule A attached hereto pursuant to conversion of the Series C Preferred Stock of the Company or the Series A Preferred Stock of the Company, as the case may be, (ii) the Common Stock issued upon conversion of the Series C Preferred Stock of the Company and the Series B-1 Preferred Stock of the Company issued to the Investors listed on Schedule A upon exercise of the Warrants, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above, excluding in all cases, however, (y) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned pursuant to the terms of this Agreement, and (z) any Registrable Securities registered under the Act pursuant to that certain Letter Agreement dated March 29, 2005 by and among the Company and MedCap Partners L.P."